MASTER CONSULTING AGREEMENT

SMARTVIDEO™ TECHNOLOGIES, INC.

and

JAMES MORRISON

SMARTVIDEOTM TECHNOLOGIES, INC
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100

MASTER CONSULTING AGREEMENT

BETWEEN

James Morrison
2205 Crestline Falls Place
Las Vegas, Nevada 89134

Telephone:
Facsimile:
Tax ID#:

AND

SMARTVIDEOTM TECHNOLOGIES, INC. (Hereinafter “COMPANY”)
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096

COMPANY Contact:

David Ross
President
Telephone: (770) 279-3100
Facsimile: (770) 279-

COMPANY and CONSULTANT hereby agree as follows:

1.	Scope of Work

CONSULTANT shall perform CONSULTANT services (the “SERVICES”) for SMARTVIDEOTM TECHNOLOGIES, INC., (“COMPANY”) as follows:

(a)
Consultant shall provide the Company consulting services regarding matters including, but not limited to, general advice and direction on business development, strategic planning and engineering and design;

(b)	Consultant shall assist the Company in obtaining written agreements with [* * * * *]. Such agreements shall include, but not limited to, an agreement for a [* * * * *];

(c)	Consultant shall provide advice relating to negotiations with [* * * * *] related to the acquisition of paying subscribers for SmartVideo services;

(d)
Subject to Consultant receiving reasonable prior notice, and Consultant’s availability, Consultant shall attend significant carrier and/or content players meetings at the reasonable request of the Company;

(e)	Consultant shall sell the Company a complete, fully functioning SMS platform - turn key; and

(f)	Consultant shall provide such other and further services as mutually agreed upon by Consultant and Company.

CONSULTANT shall provide the SERVICES specified above at a minimum of 25 hours per week.

CONSULTANT shall report directly to the President of the Company and his designee(s), including but not limited to, the Senior Vice President of Business Development, the Senior Vice President of Content and the Chief Engineer. Only these individuals will have the authority to provide direction to the Consultant, including travel and scope of work.

2.	Compensation

COMPANY shall pay CONSULTANT as follows:

[* * * * *];

COMPANY shall pay CONSULTANT $10,000 for the complete, fully functioning SMS platform, - turn key, described in Section 1(e) above.

COMPANY will provide to CONSULTANT warrants to purchase common stock in COMPANY upon obtaining certain goals and objectives and for the provision of certain services, as further outlined below.

*Confidential Treatment has been requested for the marked portion and filed separately with the Commission.

Category 1 Warrants:

1.
A warrant to purchase 50,000 shares of the Company’s common stock for the Services described in Section l(a) -(d) and (f) above as a Consultant to the Company. The strike price of this warrant will be the per share price equal to the closing sale price quoted on the OTC Bulletin Board on the date of the execution of this Agreement. Such warrant will be issued on the date of execution of this Agreement and will be exercisable for a period of 5 years from the date of issuance.

2.
A warrant to purchase 50,000 shares of the Company’s common stock upon execution of the first written agreement between the Company and a [* * * * *] to put a [* * * * *]. The strike price of this warrant will be the per share price equal to the closing sale price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of the execution of this Agreement or the date of the execution of the agreement with the [* * * * *], whichever is lower. Such warrant will be issued on the date of the execution of this Agreement, and will be exercisable on the date the [* * * * *] agreement is executed. The warrant will remain exercisable for a period of 5 years from the date of issuance.

3.
A warrant to purchase 50,000 shares of the Company’s common stock upon Official Commercial Launch of the [* * * * *]. “Official Commercial Launch” is defined as a marketing supported, paid subscription launch of the application described herein. The strike price of this warrant will be the per share price equal to the closing sale price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of the execution of this Agreement or the date of the Official Commercial Launch, whichever is lower. Such warrant will be issued on the date of the execution of this Agreement, and will be exercisable upon the date of the Official Commercial Launch. The warrant will remain exercisable for a period of 5 years from the date of issuance.

4.
A warrant to purchase 50,000 shares of the Company’s common stock upon reaching the threshold of 200,000 paid subscribers to the [* * * * *] as referenced in (4) above. (The 200,000 paid subscribers can come from any one of a number of sources, such as [* * * * *] etc…and can be comprised of different “on deck” or “off deck” applications). The strike prices of this warrant will be the per share price equal to the closing sales price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of execution of this Agreement or the date on which the 200,000 subscriber threshold is reached, whichever is lower. Such warrant will be issued on the date of the execution of this Agreement and will be exercisable upon reaching the 200,000 subscriber threshold. The warrant will remain exercisable for a period of 5 years from the date of issuance.

5.
A warrant to purchase 50,000 shares of the Company’s common stock for the Official Commercial Launch of the [* * * * *].“Official Commercial Launch” is defined as a marketing supported, paid subscription launch of the application described herein. The strike price of this warrant will be the per share price equal to the closing sale price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of execution of this Agreement or the date of the Official Commercial Launch, whichever is lower. Such warrant will be issued on the date of the execution of this Agreement and will be exercisable upon the date of the Official Commercial Launch. The warrant will remain exercisable for a period of 5 years from the date of issuance.

*Confidential Treatment has been requested for the marked portion and filed separately with the Commission.

Category 2 Warrants:

6.
A warrant to purchase no less than 50,000 shares of the Company’s common stock for each additional Official Commercial Launch of the [* * * * *] and threshold generation of 100,000 paid subscribers thereto. “Official Commercial Launch” is defined as a marketing supported, paid subscription launch of the application described herein. The strike price of this warrant will be the per share price equal to the closing sale price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of execution of this Agreement or the date of the Official Commercial Launch, whichever is lower. Such warrant will be issued on the date of the execution of this Agreement and will be exercisable upon reaching 100,000 paid subscribers. The warrant will remain exercisable for a period of 5 years from the date of issuance.

7.
A warrant to purchase no less than 25,000 shares of the Company’s common stock for each Official Commercial Launch of a custom application or the positioning of the Company’s current linear and/or video on demand content on a [* * * * *] and threshold generation of 50,000 paid subscribers thereto. For purposes of this objective, a [* * * * *]. “Official Commercial Launch” is defined as a marketing supported, paid subscription launch of the application being proposed. Furthermore, for purposes of this objective, Consultant must obtain the President’s pre-approval of both the [* * * * *] and proposed custom application prior to proposing that the Company enter into a written agreement with the [* * * * *]. The strike price of this warrant will be the per share equal to the closing sale price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of execution of this Agreement or the date of the Official Commercial Launch, whichever is lower. Such warrant will be issued on the date of the execution of this Agreement and will be exercisable upon reaching 50,000 subscribers. The warrant will remain exercisable for a period of 5 years from the date of issuance.

8.
A warrant to purchase no less than 50,000 shares of the Company’s common stock for each Official Commercial Launch of a [* * * * *] and threshold generation of 50,000 paid subscribers thereto. “Official Commercial Launch” is defined as a marketing supported, paid subscription launch of the application described herein. The strike price of this warrant will be the per share price equal to the closing sale price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of the execution of this Agreement or the date of the Official Commercial Launch, whichever is lower. Such warrant will be issued on the date of the execution of this Agreement and will be exercisable upon reaching 50,000 paid subscribers. The warrant will remain exercisable for a period of 5 years from the date of issuance.

*Confidential Treatment has been requested for the marked portion and filed separately with the Commission.

9.
A warrant to purchase no less than 25,000 shares of the Company’s common stock for [* * * * *] referred to the Company by Consultant, directly or indirectly, and executed, [* * * * *] within six (6) months from the commencement of the engagement. The strike price for this warrant will be the per share price equal to the closing sale price quoted on the OTC Bulletin Board or another nationally recognized trading system on the date of the execution of this Agreement or the date that the [* * * * *] stated above is achieved, whichever is lower. Such warrant will be issued on the date of execution of this Agreement and will be exercisable upon reaching the [* * * * *] specified herein. The warrant will remain exercisable for a period of 5 years from the date of issuance.

Promptly upon the execution of this Agreement, but in any event within sixty (60) days from the date hereof, the Company shall file a registration statement for a public resale of all of the securities evidenced by the warrants, and shall use all commercially reasonable efforts to cause the same to be declared effective by the Securities and Exchange Commission as promptly as practicable after such filing, and shall keep such registration statement effective for a period of seven (7) years from the date of issuance.

All warrants issued pursuant to this Agreement shall have a cashless exercise feature.

The CONSULTANT understands and agrees that the President, in his sole discretion, may award CONSULTANT Category 2 Warrants over and above the minimums specified in Nos. 6-9 above.

Furthermore, the CONSULTANT understands and agrees that there will initially be a total approved pool of 250,000 Category 2 Warrants available to be awarded to the CONSULTANT for meeting objective Nos. 6-9. If and when the initial pool of 250,000 warrants has been issued, then CONSULTANT understands and agrees that the President will be required to seek Board approval for an additional pool of Category 2 Warrants, which approval may be withheld in the sole discretion of the Board.

CONSULTANT understands and agrees that, as an independent contractor, it is solely responsible for all taxes and other costs and expenses attributable to the compensation payable to and services provided by it under this Agreement. CONSULTANT understands and agrees that it is obligated to pay federal, state and local income tax, if any, due on any compensation paid to it pursuant to this Agreement, and it represents that it has taken and will take any and all actions required to comply with all applicable federal, state and local laws pertaining to the same.

It is expressly understood that CONSULTANT is not eligible for, and will not receive, any employment benefits such as insurance and retirement, any other compensation such as bonuses or vacation, or any worker’s compensation or unemployment insurance benefits from COMPANY.

*Confidential Treatment has been requested for the marked portion and filed separately with the Commission.

3.	Expenses

COMPANY shall reimburse CONSULTANT for reasonable expenses incurred by CONSULTANT in the performance of its duties hereunder. Provided, however, that any such expense exceeding five-hundred ($500) dollars, must be approved by COMPANY in writing in advance. Such reimbursements will be made in a prompt and reasonable manner.

4.	Representations of CONSULTANT

CONSULTANT represents that CONSULTANT has the requisite education, expertise, experience and skill, to render the desired SERVICES and CONSULTANT shall perform the SERVICES in a competent and efficient manner using commercially reasonable efforts to accomplish the objectives of the SERVICES. CONSULTANT shall abide by all laws, rules and regulations that apply to the performance of the SERVICES, including applicable requirements regarding equal employment opportunity and the provisions of Executive Order 11246 and related rules. CONSULTANT when on COMPANY premises shall comply with COMPANY policies with respect to conduct of visitors.

Consultant agrees to conduct all Services described in the Agreement in strict compliance with any and all applicable federal, state, and local laws, regulations and guidelines and any other relevant professional or other standards.

5.	Confidentiality and Restrictive Covenants

a. Definitions

1. “Confidential Information” means any and all data and information, whether disclosed orally, in writing, by observation, or otherwise, relating to COMPANY’S business of which CONSULTANT becomes aware as a consequence of, during, or through CONSULTANT’S affiliation with COMPANY which is not generally known to COMPANY’S competitors or the public and is subject to reasonable efforts to maintain its secrecy. Confidential Information covered by this Agreement does not have to be marked “Confidential” to be treated as such. Confidential Information may include, without limitation, information relating to COMPANY’S: sales generation techniques or methods; compilations; programs; methods; techniques; software; source code; drawings; processes; research and development; legal affairs; accounting; finances; actual or potential client information and lists; client contact names and information; client preferences; billing rates; pricing practices; business plans; margins; prices; operations; existing and future services; contract expiration dates; forecasts and forecast assumptions and volumes; and other financial, sales, marketing, services, and operations information, whether written or otherwise, which is not common knowledge in COMPANY’S industry or to the public. Confidential Information shall not include (a) any data or information that has been voluntarily disclosed to the public by COMPANY (except where such public disclosure has been made by CONSULTANT or another without authorization), (b) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means, (c) is received by the CONSULTANT from a third party without breach of a non-disclosure obligation of the third party, or (d) is disclosed pursuant to law, order of a court or governmental agency of competent jurisdiction. It is expressly stated that any information that CONSULTANT receives or discovers during the course of the performance of CONSULTANT’s business (excluding CONSULTANT’s work for Company hereunder), will not be deemed to be Confidential Information.

2. “Trade Secrets” means: any Confidential Information described above without regard to form which: (i) is not commonly known by or available to the public; (ii) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b. Duty of Non-Disclosure

1. CONSULTANT agrees that all Confidential Information and all physical embodiments thereof provided to CONSULTANT by COMPANY, or any third party working with or for COMPANY, are confidential to COMPANY, and will remain COMPANY’S sole and exclusive property. CONSULTANT warrants and agrees that it has not and will not reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Confidential Information during CONSULTANTS association with COMPANY and for a period of one (1) year following the termination of its association with COMPANY, irrespective of the reason for such termination.

2. CONSULTANT further agrees that all Trade Secrets and all physical embodiments thereof provided to CONSULTANT by COMPANY, or any third party working with or for COMPANY, are confidential to COMPANY and will remain COMPANY’S sole and exclusive property. CONSULTANT warrants and agrees that CONSULTANT has not and will not reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Trade Secrets. CONSULTANT’S requirement and duty regarding Trade Secrets is not limited to the duration of its association with COMPANY, but extends after the termination of CONSULTANT’S association with COMPANY, irrespective of the reason for such termination, for so long as the information at issue retains its Trade Secret status.

3. All records, files, memoranda, materials, reports, price lists, customer lists, drawings, designs, proposals, plans, sketches, documents, computer programs, software, source code, disks, computer printouts and the like (together with all copies thereof) relating to the business of COMPANY, which CONSULTANT shall use or prepare or come in contact with in the course of, or as a result of its association with COMPANY shall, as between the parties hereto, remain the sole property of COMPANY. CONSULTANT shall use such materials solely for the benefit of COMPANY. CONSULTANT hereby agrees that it immediately will return all such materials, including copies, to COMPANY upon demand, or upon the termination of its association.

c. Work Made for Hire. CONSULTANT expressly acknowledges and agrees that all discoveries, inventions, processes, designs, plans, writings, creations, programs, product improvements, materials, Confidential Information, and Trade Secrets (“Work Made for Hire”) whether of a technical nature or not, made or developed by CONSULTANT while in the course of CONSULTANT’S performance of Services to the COMPANY, which relate directly to business of COMPANY, shall be the sole and exclusive property of COMPANY. CONSULTANT expressly agrees to disclose and release all such Work Made for Hire and all information regarding the same to COMPANY concurrent with the discovery or development of the same. CONSULTANT shall assign all rights, title, and interest in any such Work Made for Hire to COMPANY. CONSULTANT hereby irrevocably assigns all such Work Made for Hire to COMPANY and agrees to execute and deliver promptly to COMPANY such assignments and other written instruments, and to do such other acts as may be required to patent, copyright or otherwise protect such Work Made for Hire and to invest the entire right, title and interest in such Work Made for Hire in COMPANY.

If during the term of this Agreement, CONSULTANT discloses any copyrightable works, inventions, discoveries, or ideas to COMPANY which were conceived or written prior to this Agreement or which are not based upon the SERVICES performed by CONSULTANT for COMPANY under this Agreement, COMPANY shall have no liability to CONSULTANT because of its use of such works, inventions, discoveries or ideas, except liability for infringement of any valid copyright or patent now or hereafter issued thereon.

d. Non-Solicitation of Clients. CONSULTANT covenants and agrees that, during his association with COMPANY under this Agreement, and for a period of two (2) years following the termination of this Agreement, CONSULTANT will not directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any client of COMPANY for the purpose of selling or providing a product substantially similar in nature with respect to purpose and functionality that CONSULTANT developed for the particular client of the COMPANY; provided, however, that the restrictions set forth in this paragraph shall apply only to clients with whom CONSULTANT had regular business contact on behalf of COMPANY within the year immediately preceding the termination of his association with COMPANY.

e. Non-Solicitation of COMPANY Employees/Contractors. CONSULTANT agrees that he will not, during his association with COMPANY under this Agreement and for a period of one (1) year following the termination of this Agreement, for any reason, directly or indirectly, solicit, attempt to solicit, induce, or encourage any employee of COMPANY or any contractor who has worked for COMPANY in the year prior to the termination of this Agreement, to work for CONSULTANT; provided, however, that the foregoing shall not prohibit CONSULTANT from hiring any employee of COMPANY that was contacted through generally accepted employment recruiting procedures, not otherwise specifically directed at COMPANY’s employees (i.e. “Monster.com”).

f. Contracts or Other Agreement with Former Employer or Business. The CONSULTANT hereby represents and warrants that it is not subject to any employment agreement or similar document with a former employer or any business with which the CONSULTANT has been associated, which prohibits the CONSULTANT during a period of time which extends through the date of execution of this Agreement from any of the following: (i) competing with, or in any way participating in a business which competes with the CONSULTANT’S former employer or business; (ii) utilizing any knowledge or information which may be necessary to assist the COMPANY hereunder, (iii) soliciting personnel of such former employer or business to leave such former employer’s employment or to leave such business; or (iv) soliciting customers of such former employer or business on behalf of another business. The CONSULTANT hereby further represents and warrants that he has not executed any agreement with any other party which, on its face, purports to require the CONSULTANT to assign Work Made for Hire or other inventions created, conceived or first reduced to practice by the CONSULTANT during a period of time which extends through the date of execution of this Agreement.

g. COMPANY’S Rights for Breach. CONSULTANT acknowledges and agrees that COMPANY would suffer great and irreparable harm if CONSULTANT should breach or violate any of the terms or provisions of the warranties, covenants and agreements set forth in this Paragraph 5 (and subparagraphs (a)-(g) thereof) of this Agreement. In the event that CONSULTANT should materially breach or violate any of such provisions, CONSULTANT agrees and consents that COMPANY shall be entitled to seek a temporary restraining order and a permanent injunction to prevent a breach or threatened breach of any of the warranties, covenants or agreements contained in this Agreement, as well as recovery of its costs and reasonable attorneys’ fees expended in enforcing this Agreement. Nothing in this Agreement, however, shall be construed to prohibit COMPANY from also pursuing any and all other damages and remedies allowed by law, CONSULTANT having agreed that all remedies shall be cumulative.

h. Consultant’s Rights for Breach. In the event that COMPANY fails to satisfy its obligations with respect to the registration of the shares represented by the warrant, as set forth in Section 2 above, the obligations of CONSULTANT set forth in Section 5 (b), (d) and (e) above shall be reduced to a period of six (6) months following the termination of this Agreement.

6.	Conflicts of Interest

COMPANY acknowledges that CONSULTANT’S primary business purpose is software development, specifically in connection with mobile applications, and that in connection with such business, CONSULTANT may provide services similar in nature to the Services provided hereunder to other entities. Subject to the limitations set forth in Section 5, and all subparts thereof, nothing herein shall limit or restrict CONSULTANT’S right or ability to conduct its normal business operations, as currently conducted or as hereinafter may be expanded. Provided, however, that CONSULTANT represents that it has advised COMPANY in writing prior to the date of signing this Agreement of any relationship with any third parties, including competitors of COMPANY, which would present a conflict of interest with the SERVICES or which would prevent CONSULTANT from carrying out the terms of this Agreement.

7.	Independent Contractor

CONSULTANT shall be an Independent Contractor, and CONSULTANT and any employees of CONSULTANT performing SERVICES shall not be employees of COMPANY. The means, methods and manner in which SERVICES are rendered by CONSULTANT shall be within CONSULTANT’s sole control and discretion. COMPANY shall not be responsible for CONSULTANT’s acts or the acts of its employees while performing the services whether on COMPANY premises or elsewhere, and CONSULTANT and its employees shall not have authority to speak for, represent, obligate, or legally bind COMPANY in any way.

8.	Retention of Reports

Unless otherwise agreed in writing, CONSULTANT shall retain copies of any written reports prepared for COMPANY for a period of five (5) years, after which the reports may be destroyed. CONSULTANT shall notify COMPANY prior to destruction of any reports. If COMPANY requests additional copies of any such reports during the retention period, an additional charge will apply for the preparation and printing of such reports.

9.	Term and Termination

The term of this Agreement will be for two (2) years, commencing upon the execution of this Agreement (the “Term”), unless otherwise extended by the mutual agreement of the parties, upon such terms as may be mutually agreed upon, or earlier terminated as set forth below.

In the event that either party commits a material breach of this Agreement, the non-breaching party shall have the right to terminate the Agreement upon thirty (30) days written notice (during which period the breaching party may cure such breach). In the even that CONSULTANT is the breaching party, COMPANY may terminate the Agreement without further financial obligation to CONSULTANT, other than (i) to pay for SERVICES actually performed by CONSULTANT as of the date of termination; (ii) to reimburse CONSULTANT for any reasonable expenses directly related to the performance of the SERVICES contemplated by this Agreement which were incurred by CONSULTANT as of the date of termination and in accordance with the provisions of this Agreement governing such expenses; and (iii) to maintain the registration statement with respect to any warrant that has been validly issued to and satisfied by CONSULTANT hereunder, in accordance with the terms specified herein.

COMPANY may terminate this Agreement upon thirty (30) days prior written notice to CONSULTANT. Notwithstanding anything to the contrary contained herein, the termination of this Agreement by the COMPANY or the CONSULTANT shall not effect or limit any rights CONSULTANT may have with respect to any warrant issued hereunder, for which the underlying financial milestones related to such warrant were satisfied prior to the date of termination.

10.	Right of Review

During the term of this Agreement, COMPANY and/or its representatives at reasonable times, and upon reasonable notice to the CONSULTANT, shall have the right to review all contracts, correspondence, books, accounts, files, and records of CONSULTANT which pertain in any manner to performance of this Agreement and services rendered hereunder and the charges therefore.

11.	Indemnification

CONSULTANT shall defend, indemnify, and hold harmless COMPANY from and against all liabilities, claims, costs, fines, penalties and damages of any type (including attorneys’ fees) arising out of or in any way related to this Agreement, including, but not limited to, any such claims arising out of CONSULTANTS alleged breach of the provisions of Paragraph 5 (and subparagraphs (a) - (g) thereof) or CONSULTANT’S provision of services to COMPANY under this Agreement. This indemnification expressly includes, but is not limited to, any fines or penalties imposed by the Department of Labor, the Internal Revenue Service, or any other local, state or federal governmental agency.

COMPANY shall, to the extent legally permissible, indemnify the CONSULTANT against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been a member of the Board of Advisors of the Company, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the COMPANY.

12.	Assignment

Neither party shall be entitled to assign this Agreement or any of its rights, duties or obligations hereunder, without the non-assigning party’s prior written consent. Notwithstanding the foregoing, solely in connection with a sale of all or substantially all of the COMPANY’s assets or equity securities, or in connection with a consolidation or merger of the COMPANY, the COMPANY shall have the right to assign this Agreement in its sole discretion, upon prior written notice to the CONSULTANT.

13.	Entire Agreement

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings between the parties related to the subject matter.

14.	No Alteration, Change or Amendment Without Signed Writing

This Agreement may not be altered, changed or amended except by a writing signed by each of the parties hereto.

15.	Waiver

The waiver by either party of a breach of any provision of this Agreement by the breaching party shall not operate or be construed as a waiver of any subsequent similar or other breach by the non-breaching party.

16.	Specific Performance/Injunctive Relief

In the event of the actual or threatened breach by either party of any of the terms or paragraphs of this Agreement, including, without limitation, the obligation of the COMPANY to register the shares represented by the warrants, the non-breaching party shall have the right to seek specific performance and injunctive relief. The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity.

17.	Governing Law

This Agreement shall be construed according to the laws of Georgia.

18.	Jurisdiction and Venue

Any proceedings or actions commenced hereunder shall be brought in Atlanta, Georgia.

19.	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

20.	Acknowledgement of Opportunity to Review and Rules of Construction

The parties acknowledge that they have had an opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on the foregoing, the parties agree that any rule of construction that a contract be construed against the drafter will not be applied in the interpretation and construction of this Agreement.

21.	Severability

The invalidity or unenforceability of any provisions of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

22.	Third Party Beneficiaries: There are no third party beneficiaries of this Agreement and no party other than COMPANY and CONSULTANT shall have any legal rights hereunder.

Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, GUARANTEE, PRODUCT LIABILITY OR STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES IN NO EVENT WILL EITHER PARTY BE LIABLETO THE OTHER PARTY FOR ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY SUCH PARTY.

24.
Notice. All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another).

If to the Company:	SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
Attn: President
w/ an additional copy to the attention of the General Counsel

If to the Consultant:	James Morrison
2205 Crestline Falls Place
Las Vegas, Nevada 89134

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SMARTVIDEO™ TECHNOLOGIES, INC.
(COMPANY)

By: /s/ David R. Ross
Signature: David R. Ross
Title: President and Interim CEO
Date: July 24, 2006

JAMES MORRISON
(CONSULTANT)

By: /s/James Morrison
Signature: James Morrison
Title: _________________
Date: July 24, 2006